Exhibit 10.1

            Assignment and Bill of Sale Agreement dated June 5, 2003





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                           ASSIGNMENT AND BILL OF SALE

         This Agreement made as of the 5th day of June, 2003 between:

EURO-AMERICAN CAPITAL CORP., a company subsisting under the laws of British Columbia and having an office at Suite 500 - 455 Granville Street, Vancouver, B.C. V6C 1T1

("Seller")

AND:

GLOBAL ENERGY INC., a company subsisting under the laws of Nevada and having an office at Suite 1305 - 1090 West Georgia Street, Vancouver, B.C.

("Buyer")

WITNESSES THAT WHEREAS:

A: Seller is the beneficial owner of certain undivided interests in and to various oil and gas leases and leasehold estates created thereby set out in Exhibit A hereto, together with the same interest in the wells drilled on such property; and

B: Seller has agreed to assign to Buyer, and Buyer has agreed to acquire from Seller, all of Seller's rights, title, interests, and properties described in paragraphs 1. through 10. below, and all rights, estates, powers and privileges appurtenant to those rights, interests, and properties, (collectively referred to in this Assignment as the "Assets").

NOW THEREFORE THIS AGREEMENT WITNESSES that for valuable consideration, the receipt and sufficiency of which is acknowledged, Seller, named above, sells, assigns, and transfers to Buyer, and Buyer's successors and assigns:

1. All rights, title, and interests of Seller in, to, and under the oil, gas, and mineral leases (the "Leases") described in Exhibit A, including any renewals, extensions, or ratifications, and the oil and gas leasehold estates and other interests in the lands described on Exhibit A. Exhibit A is attached to and made a part of this Assignment and Bill of Sale for all purposes;

2. Without limiting the foregoing, all other rights, title, and interests of Seller, of whatever kind or character in and to the lands specifically described on Exhibit A (the "Lands"), even though the interests of Seller and the Lands may be incorrectly described, or a description of an interest is omitted from Exhibit A; and, all rights, title, and interests of Seller in, to, under, or derived from all oil, gas, and mineral leases and leasehold fee or mineral interests and all other interests of whatever character, insofar as the same covers or relates to the Lands and Leases described in Exhibit A even though an interest may be incorrectly described or omitted from Exhibit A;

3. All rights, title, and interests of Seller in all rights, privileges, benefits, and powers conferred on the holder of the Leases and Lands with respect to the use and occupation of the surface and the subsurface depths under the Lands and Leases;

4. All rights, title, and interests of Seller in any pooled or unitized acreage or rights included, in whole or in part, within the Lands, including all oil and gas production from the pool or unit allocated to such properties (including, without limitation, units formed

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     under order,  rules,  regulations,  or other  official acts of any state or other authority having jurisdiction and so called working interest units created under operating agreements or otherwise) and all interests in any wells within the unit or pool associated with such properties, whether the unitized or pooled oil and gas production comes from wells located within
     or  without   the  areas   covered  by  the  Lands,   and  all   tenements,
     hereditaments, and appurtenances belonging to the properties;

5. All rights, title, and interests of Seller in all of the permits, licenses, servitudes, easements, rights of way, orders, gas purchase and sale contracts, crude oil purchase and sale contracts or agreements, surface leases, farmin and farmout agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements, and rights, and any amendments, which are owned by Seller, in whole or in part, whether or not the same appear of record in the county where the Lands are located, and which are appurtenant to, affect, are used or held for use in connection with either the ownership, operation, production, treatment or marketing of oil and gas, or either of them, and the sale or disposal of water, hydrocarbons, or associated substances from the Lands and Leases;

6. All rights, title, and interests of Seller in all of the real, personal, and mixed property located in or on the Lands and Leases or used in their operation, which are owned by Seller or by a third person on behalf of Seller, in whole or in part, including, without limitation, crude oil, condensate, or products (in storage or in pipelines), wells, well equipment, casing, tanks, boilers, buildings, tubing, pumps, motors, valves, fixtures, machinery and other equipment, pipelines, gathering systems, power lines, telephone lines, roads, field processing plants, and all other improvements used in operations;

7. All of the rights, title, and interests of Seller in all of the files, records, information, and data relating to the items described in paragraphs 1. through 6. above, including without limitation, title records (including title opinions, abstracts, and title curative documents);
     contracts; geological and seismic records, data and information; and, production records, electric logs, and all related matters;

8. To the extent transferable, the benefit of and the right to enforce all rights, covenants, and warranties, if any, under the terms and conditions of any of the agreements and contracts described in paragraph 5. above, which Seller is entitled to enforce, with respect to the Assets, against Seller's predecessors in title to the Assets and against any other party to such agreements and contracts;

9. To the extent necessary to allow Buyer to have full use of and access to the Lands, Seller grants such right of ingress and egress, rights of way and easements, and their full and uninterrupted use, across any lands which Seller may own or where Seller may be the lessee under an oil, gas, and mineral lease(s), over or through which Buyer crosses or has the right to cross for use and access to the Lands described in Exhibit A. This grant is limited to the rights of Seller to grant such rights of ingress and egress, rights of way, and easements under agreements, deeds, or leases through which Seller claims title; and

10. All other rights and obligations arising under contract or otherwise by law, or by the occurrence of conditions precedents, which may or may not yet have occurred, owned in whole or in part by Seller, which rights and obligations are incidental to the Assets described in paragraphs 1. through
     9. above, including the right, if any, to operate the Assets.


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TO HAVE AND TO HOLD  the  Assets  unto  Buyer  and its  successors  and  assigns forever;  provided,  however,  this Assignment is made by Seller and accepted by
Buyer  subject  to  the  following  terms,   representations,   agreements,  and
provisions:

1.   As consideration for the Assets, Buyer agrees to deliver to Seller:

     (a)  50,000 common shares in the capital of the Buyer; and

     (b)  the sum of U.S. $12,500.

The effective date of the acquisition is January 1, 2003.

2. Seller represents and agrees that its joint interest account with the operator of wells on the Lands and Leases is current, and that all ad valorem taxes assessed, due and payable on the Assets have been fully paid for all time periods up to the date of this Assignment. Seller acknowledges Buyer has materially relied upon this representation in accepting this Assignment.

3. At closing, Seller shall deliver to Buyer all relevant books, records, files, documents, data, and other information pertaining to the Assets. From time to time, whether at or after closing, as requested by Buyer, its successors or assigns, Seller will execute and deliver any and all documents and take such other reasonable actions as may be necessary to fully convey and transfer the Assets to Buyer.

4. Buyer shall: (a) at the Effective Date assume and be responsible for and comply with all duties and obligations of Seller, express or implied, with respect to the Assets, including without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority, specifically including, without limitation, any governmental requests or requirement to plug and/or abandon any well of whatever type, status, or classification, or take any clean-up or other action with respect to the property or premises; and, (b) defend, indemnify, and hold Seller harmless from any and all related claims, except any claims asserted against Seller prior to the Effective Date. Seller shall: (a) be responsible for any and all claims arising out of the production or sale of hydrocarbons from the properties, including all expenses of operations, the proper accounting or payment to parties for their interest, insofar as claims relate to periods of time prior to the Effective Date; and, (b) defend, indemnify, and hold Buyer harmless from any and all such claims. Buyer shall be responsible for all types of claims insofar as they relate to periods of time from and after the Effective Date and shall defend, indemnify, and hold Seller harmless from such claims.

5. Seller shall be entitled to all proceeds accruing to the Assets prior to the Effective Date of this Assignment and Bill of Sale, including proceeds attributable to product inventories above the pipeline connection and gas product inventories as of the Effective Date and shall be responsible for operating expenses, capital expenditures, all taxes, and other obligations on the Assets prior to the Effective Date. Buyer shall be entitled to all proceeds accruing to the Assets after the Effective Date and shall be responsible for the operating expenses, capital expenditures, all taxes, and other obligations on the Assets after the Effective Date. Within thirty
     (30) days after the execution of this Assignment, Seller will furnish Buyer a statement covering: (a) ad valorem taxes, severance taxes, crude inventories above the pipeline connection, and gas product inventories credited to Seller as of the Effective Date; (b) operating expenses and capital expenditures incurred after the Effective Date and paid by Seller; and, (c) revenues received by Seller from

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     production  attributable to the Assets after the Effective Date. Payment by
     Buyer or Seller, as the case may be, based upon the information contained in the statement shall occur within five (5) days after receipt of the statement by Buyer.

6. This Assignment and Bill of Sale is made expressly subject to all of the leases, agreements, and other documents described in Exhibit A, and all other valid and existing contracts, easements, and other instruments affecting all or any part of the Assets, together with any and all existing overriding royalties and other interests payable out of production from all or any part of the Lands, as shown of record.

7. As to claims arising by, through, or under Seller, Seller warrants that title to the Assets is good and marketable, and Seller agrees that Seller shall be responsible for title defects occurring or arising out of occurrences or omissions of, by, through, or under Seller, but not otherwise. In addition, Seller represents and covenants that the Assets are free and clear of any and all liens, encumbrances, or claims of third parties created by Seller; and, further that Seller has no notice of pending litigation or claims of any kind, including claims by the owners of the surface and/or mineral estate, which would or could, if successfully prosecuted, impair in any manner the Assets.

8. The provisions of this Assignment shall be binding on and inure to the benefit of Buyer and Seller and their respective affiliates, heirs, devisees, legal or personal representatives, successors, and assigns and shall constitute covenants running with the Lands and the Assets.

9. It is the intention and agreement of Seller and Buyer that the provisions of this Assignment and Bill of Sale shall be severable. Should the whole or any portion of a section or paragraph be judicially held to be void or invalid, such holding shall not affect other portions which can be given effect without the invalid or void portion.

EURO-AMERICAN CAPITAL CORP.                     GLOBAL ENERGY INC.


Per:  /s/ Rene Carrier                          Per:  /s/ Nick DeMare
--------------------------                      --------------------------------
Rene Carrier, President                         Nick DeMare, President



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            [Exhibit A: Description of Oil and Gas Leases and Lands.]

1. LESSOR:        Florence Henderson, Individually and as Independent
                  Executrix of the Estate of Celia Wright
   LESSEE:        Hyquest Energy, Inc.
   DATED:         April 23. 1981
   RECORDED:      Vol. 562, Page 523 Wharton County, Texas
   DESCRIPTION:   974.33 acres of land, more or less, in the I.P. Stem
                  Survey, A-326. Gulf Colorado and Santa Fe Railroad
                  Co. Survey, A-730, and the Homer Cryer Survey, A-760,
                  Wharton County, Texas
   ASSIGNED
   INTEREST:      Undivided Six and One-Quarter (6.25%) percent

2. LESSOR:        James A. Parker, Beverly Parker Weaver and Emily H. Parker
   LESSEE:        Hyquest Energy, Inc.
   DATED:         February 17, 1982
   RECORDED:      Vol. 227, Page 263 Live Oak County, Texas
   DESCRIPTION:   A tract of land containing a total of 444.60 acres, more or less, out of the 4,152.04 acre "Old R. J. Dobie Ranch,"
                  situated in the Dinero-Lagarto Area, Live Oak County,
                  Texas, which 444.60 acre tract of land is out of an 764.60 acre tract conveyed by and which tract of land and the "Old
                  R. J. Dobie Ranch" are more particularly described in
                  Partition Deed dated October 20, 1977, recorded in Volume
                  287, Page 345 of the Deed Records of Live Oak County,
                  Texas, to which instrument and the record thereof reference is here made for a further description; said 444.60 acre tract covered by this lease being all of the 764.60 acre tract
                  covered by the above referenced Partition Deed SAVE
                  AND EXCEPT 320.00 acres of land covered by two
                  Production Unit Designations filed by Anschutz
                  Corporation and recorded in Volume 209, Page 8 and in
                  Volume 209, Page 14, of the Oil, Gas and Mineral Lease
                  Records of Live Oak County, Texas respectively to which
                  instruments reference is here made for further description;
                  SAVE AND EXCEPT all such property below a depth of
                  6,200 feet below the surface.
   ASSIGNED
   INTEREST:      Undivided Twelve and One-Half (12.5%) percent


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